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                                                                  Exhibit (m)(3)

                             Adopted July 21, 1999




                                  ARMADA FUNDS
                    C SHARES DISTRIBUTION AND SERVICING PLAN
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                  This Distribution and Shareholder Services Plan (the "Plan")
has been adopted by the Board of Trustees of ARMADA FUNDS (the "Trust") in connection with the Class C shares ("C shares") of its Funds in conformance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

                  Section 1. EXPENSES. The Trust may incur expenses under the Plan in an amount not to exceed 1.00% annually of the average daily net assets of each Fund's C shares.

                  Section 2. DISTRIBUTION PAYMENTS. The Trust may pay the Distributor (or any other person) a fee of up to .75% annually of the average daily net assets of a Fund's C shares (a "Distribution Fee"). Such Distribution Fee shall be calculated and accrued daily, paid monthly and shall be in consideration for distribution services and the assumption of related expenses in conjunction with the offering and sale of C shares of the Funds. In determining the amounts payable on behalf of a Fund under the Plan, the net asset value of such C shares shall be computed in the manner specified in the Trust's then current Prospectuses and Statements of Additional Information describing such C shares.

                  Section 3. DISTRIBUTION EXPENSES AND ACTIVITIES COVERED BY PLAN. Payments to the Distributor under Section 2 shall be used by the Distributor to cover expenses and activities primarily intended to result in the sale of C shares. Such expenses and activities may include but are not limited to: (a) direct out-of-pocket promotional expenses incurred by the Distributor in advertising and marketing C shares; (b) expenses incurred in connection with preparing, printing, mailing, and distributing or publishing advertisements and sales literature; expenses incurred in connection with printing and mailing Prospectuses and Statements of Additional Information to other than current shareholders; (c) periodic payments or commissions to one or more securities dealers, brokers, financial institutions or other industry professionals, such as investment advisers, accountants, and estate planning firms (severally, "a Distribution Organization") with respect to a Fund's C shares beneficially owned by customers for whom the Distribution Organization is the dealer of record or holder of record of such C shares; (d) the direct or indirect cost of financing the payments or expenses included in (a) and (c) above; or (e) for such other services as may be construed, by any court or governmental agency or commission, including the Securities and Exchange Commission (the "Commission"), to constitute distribution services under the 1940 Act or rules and regulations thereunder.

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                  Section 4. ADMINISTRATIVE SERVICES COVERED BY PLAN. The Trust
may also pay securities dealers, brokers, financial institutions or other industry professionals, such as investment advisors, accountants, and estate planning firms (severally, a "Service Organization") for administrative support services provided with respect to their customers' C shares. Such administrative support services shall be provided pursuant to the administrative servicing agreements in substantially the form attached ("Servicing Agreements"). Any organization providing distribution assistance may also become a Service Organization and receive administrative servicing fees pursuant to a Servicing Agreement under this Plan.

                  Section 5. SHAREHOLDER SERVICING FEES COVERED BY PLAN. Fees paid to a Service Organization shall be in consideration for the administrative support services provided pursuant to its Servicing Agreement and may be paid at an annual rate of up to .25% of the daily net asset value of C shares of the Funds purchased by the Service Organizations on behalf of their customers. Such fees shall be calculated and accrued daily, paid monthly and computed in the manner set forth in the Servicing Agreement.

                  Section 6. EXPENSES ALLOCATED, COMPLIANCE.

         (a) Amounts paid by a Fund must be for distribution and/or shareholder administrative support services rendered for or on behalf of the holders of the Fund's C shares. However, joint distribution financing with respect to such C shares (which may involve other investment portfolios or companies that are affiliated persons of the Trust or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Commission as in effect from time to time.

         (b) Amounts paid to a broker-dealer under Section 2 above shall be subject to compliance by the broker-dealer with the terms of an agreement between the broker-dealer and the Distributor, including a provision that each broker-dealer shall warrant and represent that it is licensed as a dealer under applicable law. Amounts paid under Section 5 above shall be subject to compliance by the Service Organization with the terms of an agreement between the Service Organization and the Trust, including a provision that each Service Organization shall warrant and represent that it is licensed as a dealer under applicable law or will not engage in activities that would require it to be so licensed. The Trust's current 18(f)(3) Plan permits allocation of such expenses proportionally to the assets held with respect to a Fund's C shares, provided that the Board of Trustees has determined that such expenses should be so allocated.

                  Section 7. REPORTS TO TRUST. So long as this Plan is in effect, the Distributor shall provide the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

                  Section 8. APPROVAL OF PLAN. This Plan will become effective with respect to a particular Fund's C shares (a) on the date the public offering of such shares commences upon the approval by written consent of the sole shareholder of outstanding C shares of that Fund, and (b) upon the approval by a majority of the Board of Trustees, including a majority of those Trustees who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or

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indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the "Disinterested Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

                  Section 9. CONTINUANCE OF PLAN. Unless sooner terminated in accordance with the terms hereof, this Plan shall continue until _____________ __, ______, and thereafter, shall continue in effect for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 8(b) hereof.

                  Section 10. AMENDMENTS. This Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which the C shares of a Fund may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding C shares affected by such matter, and (b) any material amendments of the terms of the Plan shall become effective only upon approval in the manner described in Section 8(b) hereof.

                  Section 11. TERMINATION. This Plan, as to any Fund, is terminable without penalty at any time by (a) a vote of a majority of the Disinterested Trustees, or (b) a vote of a majority of the outstanding C shares of such Fund.

                  Section 12. SELECTION/NOMINATION OF TRUSTEES. While this Plan is in effect, the selection and nomination of those Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

                  Section 13. MISCELLANEOUS. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.



Adopted: July 21, 1999

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